PROMISSORY NOTE

Principal sum: $ 12,100,000	Effective Date: March 30, 2015
            FOR VALUE RECEIVED, Cellular Dynamics International, Inc., a Wisconsin corporation ("Maker"), hereby promises to pay to the order of FUJIFILM Holdings America Corporation, a Delaware corporation ("Payee"), the principal amount of TWELVE MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($12,100,000.00) or if less, the principal amount actually advanced by Payee to Maker on the Effective Date, on the earlier to occur of (i) the first annual anniversary of the date of execution and delivery of the “Merger Agreement” (as defined below) and (ii) the date of execution and delivery by the Maker of an “Acquisition Agreement” (as defined in the Merger Agreement) (such earlier date being hereinafter referred to as the “Maturity Date”). “Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of the Effective Date among FUJIFILM Holdings Corporation, Badger Acquisition Corporation and Maker.
INTEREST. The unpaid principal amount of this promissory note (this “Note”) shall bear interest at the rate of eight and one-half percent (8.50%) per annum beginning on the Effective Date and to but not including the Maturity Date. The interest rate on this Note shall be increased to eleven and one-half percent (11.50%) per annum (the “Default Rate”) (i) so long as an “Event of Default” (as defined below) occurs and is continuing and has not been cured or waived and (ii) on and after the Maturity Date. Accrued and unpaid interest on this Note shall be payable on the Maturity Date; provided that so long as an Event of Default occurs and is continuing and has not been cured or waived, accrued and unpaid interest on this Note shall be payable on demand (or, if applicable, immediately).
            PAYMENTS; APPLICATION OF PAYMENTS.  All payments of principal and interest on this Note shall be made to Payee by wire transfer of immediately available funds to the following account: Bank: The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch; Account Number: #########; Account Name: [ ], or such other account as the holder of this Note shall notify Maker by written notice to Maker at the following address: Cellular Dynamics International, Inc., 525 Science Drive, Madison, WI 53711, Attention: Chief Financial Officer, Facsimile: (608) 310-5101. All payments received by the holder of this Note with respect to this Note shall be applied first to Expenses (as defined below) payable by Maker under this Note, second to accrued but unpaid interest, and next to the outstanding principal balance of this Note.
            PREPAYMENT.  The Maker shall have the right at any time and from time to time to prepay this Note in whole or in part without premium or penalty.
COVENANT. Until the outstanding principal balance of this Note and all accrued and unpaid interest thereon are paid in full, Maker covenants to Payee that Maker shall not permit to exist any indebtedness for borrowed money other than (i) the indebtedness evidenced by this Note and (ii) indebtedness for borrowed money in an aggregate principal amount of not more than $5,000,000, which such indebtedness shall be subordinated to the payment and performance of this Note on terms and conditions reasonably satisfactory to Payee.
EVENTS OF DEFAULT; CONSEQUENCES OF AN EVENT OF DEFAULT. Each of the following events shall constitute an Event of Default hereunder: (i) a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official shall be appointed for Maker’s affairs or Maker shall consent to any such appointment; (ii) Maker shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or any such involuntary case shall commence, and not be dismissed within sixty (60) days or an order for relief therein shall be granted against Maker; (iii) Maker shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Maker or for any substantial part of Maker’s property, or make any general assignment for the benefit of creditors; (iv) the outstanding principal balance of this Note and all accrued and unpaid interest thereon shall not have been paid in full on the Maturity Date; (v)

Maker shall fail to observe the “Covenant” set forth above; or (vi) Maker shall become bound to repay prior to its stated maturity any indebtedness for borrowed money (whether the same shall be enforced or not).
If any Event of Default described in (i), (ii) or (iii) shall occur, all of the outstanding principal amount hereof (together with all accrued but unpaid interest thereon) shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and upon the occurrence and continuance of any other Event Default, the holder of the Note may declare all or any portion of the outstanding principal amount hereof (together with all accrued but unpaid interest thereon) due and payable and demand immediate payment thereof.
MISCELLANEOUS.
(a)    If payment hereunder becomes due and payable on a Saturday, Sunday, or legal holiday under the laws of the State of Wisconsin, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension at the rate specified above.
(b)    Checks, drafts or similar items of payment received by the holder of this Note shall not constitute payment, but credit therefor shall, solely for the purpose of computing interest earned by the holder of this Note, be given on the date the same is honored by such holder’s depository bank and final settlement thereof is reflected by irrevocable credit to such holder’s account in such bank.
(c)    In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the holder of this Note has received interest hereunder in excess of the highest rate applicable hereto, the holder of this Note shall promptly refund such excess interest to Maker.
(d)    Neither any delay or omission on part of the holder of this Note in exercising any right hereunder shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The rights and remedies of the holder of this Note shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of the holder of this Note.
(e)     Demand, presentment, protest and notice of nonpayment are hereby waived by Maker.
(f)    Whenever in this Note reference is made to Payee or Maker, such reference is made to include, as applicable, a reference to their respective successors and assigns. Payee may assign this Note without the consent of Maker at any time, but Maker shall have no right to assign its obligations under this Note.
(g)    Each of Maker and Payee irrevocably agrees that any legal action or proceeding arising out of or relating to this Note brought by Maker, Payee or its respective successors or assigns shall be brought and determined in the United States Federal District Court for the Western District of Wisconsin (and to the extent such court does not have jurisdiction, the state courts of the State of Wisconsin located in the county of Dane, Wisconsin), and each of Maker and Payee hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Note. Each of Maker and Payee agrees not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court described above. Each of Maker and Payee further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of Maker and Payee hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Note, (i) any claim that it is not personally subject to the jurisdiction of the courts described above for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Note, or the subject matter hereof, may not be enforced in or by such courts.
(h)    Maker agrees to pay promptly on demand of Payee all costs, fees and expenses (including, without limitation, lawyers’ fees) incurred or expended by Payee in collecting any amounts under this Note or enforcing its rights hereunder (collectively, “Expenses”).
(i)    THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF WISCONSIN.
(j)    EACH OF MAKER AND PAYEE HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
IN WITNESS WHEREOF, Maker has executed this Promissory Note effective as of the day and year first above written.

Maker: Cellular Dynamics International, Inc.
By:	/s/ Robert J. Palay
Name:	Robert J. Palay
Title:	Chairman and Chief Executive Officer

CONSENT OF PAYEE
PAYEE HAS REVIEWED THE FOREGOING PROMISSORY NOTE AND AGREES TO BE BOUND BY CLAUSES (G) AND (J) OF THE MISCELLANEOUS SECTION THEREOF.

FUJIFILM HOLDINGS AMERICA CORPORATION
By:	/s/ Shigeru Sano
Name:	Shigeru Sano
Title:	President